Exhibit 99.1

Rimage Reports Strong Third Quarter Operating Results

Minneapolis, MN—October 21, 2004—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $17,879,000 for the third quarter of 2004 ended September 30, an increase of 30% from $13,791,000 in the year-earlier period. Net income came to $2,132,000 or $0.21 per diluted share, up 7% from $1,980,000 or $0.20 per diluted share in the third quarter of 2003. Rimage previously forecasted third quarter earnings of $0.18 to $0.20 per diluted share on revenues of $16.0 to $17.0 million.

Rimage’s third quarter revenue growth was generated, in part, by strong sales of its recently introduced DiscLab™ product line, a new CD/DVD publishing system designed as a network appliance to meet the specialized requirements of retail and medical applications. Equipped with an embedded microprocessor that eliminates the need for an external host computer, the highly compact DiscLab system has been integrated into OEM equipment for the medical imaging and retail digital photography markets. Reflecting this initiative, Rimage is posting strong sales into the medical market, where CT, MRI and other medical imaging modalities are being retrofitted with the company’s digital output systems. The DiscLab system also is being deployed by a major national retailer in one-hour photo finishing labs at selected stores.

Rimage’s third quarter results also benefited from an 86% increase in sales of consumable supplies. Under its new consumables initiative, the company is marketing kits consisting of blank CD or DVD discs with replacement printer ribbons and cartridges. As its worldwide installed base of CD/DVD publishing systems continues to grow, Rimage is capitalizing on the opportunity for generating significantly higher levels of recurring revenues by making it easier for customers to order their consumable supplies. By leveraging its infrastructure over an expanding base of media kit sales, which carry profit margins below the company’s historic norm, Rimage believes its consumables strategy also should result in growing amounts of incremental earnings.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Rimage is in the process of implementing a fundamentally new growth strategy, which has already had a strongly positive impact on our 2004 sales. Although we fully intend to maintain our industry-leading position in the markets served by our high-end Producer product line, we are aggressively pursuing higher-growth opportunities in such emerging markets as retail photography, medical imaging and recordkeeping, and business offices. Toward this end, we have focused considerable resources on developing appropriate products for these specialized markets, which require physically downsized, highly user-friendly and lower-cost CD/DVD publishing solutions. Our new DiscLab and Desktop product lines share these market-driven characteristics. At the same time, we have been strengthening Rimage’s sales and marketing organization to penetrate these markets. The shift in our sales mix toward lower-margin publishing systems and consumable supplies, combined with increased R&D and sales and marketing expenses, has caused our earnings growth to lag the significant expansion of our top line. We fully expect long-term earnings growth to strengthen as our strategic business plans are more fully implemented. It also is important to understand that Rimage has remained strongly profitable throughout this transitional period. For these reasons, we are very optimistic about Rimage’s future.”

Cash and short-term investments totaled $49,188,000 at September 30, 2004, down modestly from $49,386,000 at the end of the second quarter, reflecting the use of cash to finance the increased inventories required for supporting new products and the consumables strategy. Cash at the end of the third quarter was up from $48,597,000 at the end of 2003. Stockholders’ equity came to $59,370,000 at September 30, up from $56,233,000 at the end of the second quarter and $52,011,000 at year-end 2003.

Fourth Quarter Guidance
For the fourth quarter of 2004 ending December 31, Rimage is forecasting earnings of $0.20 to $0.22 per diluted share on revenues of $17.5 million to $18.5 million. Results at these levels would bring Rimage’s full-year earnings to the range of $0.80 to $0.82 on full-year sales of $67.5 million to $68.5 million.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government.

Statements regarding Rimage’s anticipated performance in 2004 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

# # #

RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues	$17,879	$13,791	$49,953	$38,126
Cost of Revenues	10,029	7,109	26,963	19,377
Gross Profit	7,850	6,682	22,990	18,749
Operating Expenses:
Research and Development	1,010	867	3,361	2,642
Selling, General and Administrative	3,708	2,798	10,577	8,255
Total Operating Expenses	4,718	3,665	13,938	10,897
Operating Income	3,132	3,017	9,052	7,852
Other Income, Net	191	101	355	338
Income Before Income Taxes	3,323	3,118	9,407	8,190
Income Tax Expense	1,213	1,138	3,434	2,989
Net Income	2,110	1,980	5,973	5,201

Net Income Per Basic Share	$.23	$.22	$.65	$.59

Net Income Per Diluted Share	$.21	$.20	$.60	$.54
Basic Weighted Average
Shares Outstanding	9,339	9,067	9,265	8,873
Diluted Weighted Average
Shares Outstanding	9,920	9,834	9,911	9,670

Consolidated Balance Sheet Information:

	Balance as of

	September 30, 2004	December 31, 2003

	(Unaudited)

Cash and Marketable Securities	$49,188	$48,597
Accounts Receivable	8,767	6,243
Inventories	6,326	3,334
Total Current Assets	65,904	59,849
Property and Equipment, Net	1,720	1,137
Total Assets	67,763	61,024
Current Liabilities	8,393	9,013
Stockholders' Equity	59,370	52,011

# # #

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	800/522-1744 or 904/261-2210
952/944-8144

Conference Call and Replay

Rimage Corporation will review its third quarter operating results in a conference call at 10:00 AM Eastern today. To participate, call 1-800-257-1836 about 10 minutes before the scheduled start time and ask for the Rimage conference call. A replay of the conference call will be available through October 28, 2004 by dialing 1-303-590-3000 and providing the 11012203 confirmation code. Investors also can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.